Exhibit 10.1

PERFORMANCE STOCK UNIT AWARD

The parties to this Performance Stock Unit Award (“Award”) are Applied Digital Corporation, a Nevada Corporation (the “Company”), and Wes Cummins, an employee of the Company (“Employee”).

The Company has retained Employee as an employee of the Company, and wishes to provide Employee with an incentive to put forth maximum effort for the success of the Company’s business.

Pursuant to the terms of the Applied Blockchain, Inc. 2022 Incentive Plan (the “Plan”), the Company has granted Employee as of the Grant Date, an incentive award in the form of performance stock units (“PSUs”), subject to the terms of the Plan and the terms and conditions set forth in this agreement (the “Agreement”).

Employee	Wes Cummins
Grant Date	November 15, 2024
No. of Performance Stock Units	1,600,000 total; Comprised of 800,000 Tranche-One PSUs (the “Tranche One PSUs”) and 800,000 Tranche-Two PSUs (the “Tranche Two PSUs”)

Terms used herein that are defined in the Plan, shall have the same meanings given them in the Plan.

ARTICLE I
Grant of PSUs

1.1 Each PSU shall have a value equal to the Fair Market Value of one share of the Company’s Common Stock on the relevant date.

1.2 The PSUs shall be subject to the terms and conditions of this Award.

1.3 Except as provided in this Award, the PSUs shall remain unearned, unvested, nontransferable and are subject to a substantial risk of forfeiture, in accordance with the terms of this Award.

1.4 PSUs granted to the Employee shall be credited to an account (the “Account”) established and maintained for the Employee. An Employee’s Account shall be the record of PSUs granted to the Employee under the Plan, is solely for accounting purposes and shall not require a segregation of any Company assets.

1.5 This Award is conditioned on Employee’s compliance with the terms and conditions of any non-competition, non-solicitation, no-hire, protection of confidential information, or assignment of intellectual obligation to which Employee is a party or by which Employee is bound.

1.6 To accept the PSUs, please execute and return this Award where indicated (including acceptance via an electronic platform maintained by the Company or a third party administrator engaged by the Company) by January 31, 2025 (the “Acceptance Deadline”). By executing this Award and accepting your PSUs, you will have agreed to all the terms and conditions set forth in this Award and the Plan. The grant of the PSUs will be considered null and void, and acceptance of the PSUs will be of no effect, if you do not execute and return this Award by the Acceptance Deadline.

ARTICLE II
Earning and Vesting of PSUs

2.1 Employee’s PSUs shall be subject to vesting in accordance with this Article II.

2.2 The PSUs shall vest upon the later of (i) the one-year anniversary of the Grant Date and (ii) the date that all of the following vesting conditions have been achieved (each of (a) through (d), a “Vesting Condition” and collectively, the “Vesting Conditions”), provided that such Vesting Conditions are achieved on or prior to the Forfeiture Date (as defined below); provided, however, the PSUs shall vest in full upon consummation of the Change of Control on or prior to the Forfeiture Date, in each case, except as otherwise provided in this Agreement, subject to Employee’s continued employment with the Company through the applicable vesting date:

(a) The Company’s entry into a lease (the “Lease”) with a hyperscaler for the 100MW data center building located on the Company’s Ellendale, North Dakota campus (“Building A”);

(b) The Company’s consummation on a real estate project financing term loan (or other financing method satisfactory to the Committee) fully financing the construction of Building A;

(c) The Company entry into a lease for a second building with a hyperscaler for a second 100MW data center building located on the Company’s Ellendale, North Dakota campus (“Building B”); and

(d) The Company’s receipt of sustainable revenue with respect to Building A and, with respect to the Tranche Two PSUs, Building B for two consecutive fiscal quarters of the Company that in each case implies Company positive net operating income.

2.3 All of the Vesting Conditions must be achieved on or prior to December 31, 2027 (the “Forfeiture Date”). In the event any or all of the Vesting Conditions are not achieved prior to the Forfeiture Date, the PSUs shall automatically, without further action, notice, or deed, be forfeited, without payment of consideration therefor.

2.4 Subject to Section 2.5 of this Award, all PSUs that are not vested shall be forfeited upon Employee’s termination of employment for any reason.

2.5 Notwithstanding the provisions of Section 2.4, if Employee experiences a Qualifying Termination Event (as defined in Section 2.6), subject to Employee’s (or Employee’s estate’s, as applicable) execution, delivery to the Company and non-revocation (if applicable) of an executed waiver and release of claims in a form substantially similar to the form attached as Exhibit A to that certain Employment Agreement, dated as of October 10, 2024, by and between the Company and Employee, as may be amended, restated, or otherwise modified from time to time (the “Employment Agreement”) that becomes effective and irrevocable within sixty (60) days of the Date of Termination (as defined in the Employment Agreement), (i) fifty percent (50)% of each of the Tranche One PSUs and Tranche Two PSUs shall vest and shall settle in accordance with Section 3.1 hereof (or, in the event such Qualifying Termination is a “Change in Control Termination” (as defined in the Employment Agreement), one-hundred-percent (100)% of the PSUs shall vest and shall settle in accordance with Section 3.1 hereof), and (ii) if the Qualifying Termination Event is not a “Change in Control Termination” (as defined in the Employment Agreement), all of the unvested PSUs (after giving effect to any acceleration pursuant to clause (i) of this sentence) shall initially remain outstanding, and in the event no “Change in Control” (as defined in the Employment Agreement) is consummated within ninety (90) days of the date of Employee’s termination, (A) all unvested PSUs other than the Outstanding PSUs (as defined below) shall automatically be forfeited, without payment of consideration, upon the expiration of such ninety (90) day period, and (B) the Outstanding PSUs shall remain outstanding and eligible to vest in the event all of the Vesting Conditions are achieved on or prior to the Forfeiture Date (or, if earlier, upon the consummation of a Change of Control on or prior to the Forfeiture Date). For purposes of the foregoing, the Outstanding PSUs shall mean, if Employee experiences a Qualifying Termination Event on or after the date that two or more of Vesting Conditions (a) through (c) have been achieved, a number of PSUs equal to the difference between (i) the product of (A) a fraction, (1) the numerator of which is the number of Vesting Conditions (a) through (c) that have been satisfied as of the date of the Qualifying Termination Event, and (2) the denominator of which is three (3), multiplied by (B) the number of the PSUs granted to Employee hereunder, minus (ii) the number of PSUs that vest pursuant to clause (i) of the first sentence of this Section Fifty percent 50% of the Outstanding PSUs shall constitute Tranche One PSUs, and fifty percent (50%) of the Outstanding PSUs shall constitute Tranche Two PSUs. For avoidance of doubt, if Employee experiences a Qualifying Termination Event prior to the date that two or more of Vesting Conditions (a) through (c) have been achieved, no PSUs shall be Outstanding PSUs.

2.6 For purposes of this Award, “Qualifying Termination Event” shall mean Employee’s death, Disability, termination of employment by the Company other than for Cause or a resignation by Employee for Good Reason. “Disability” for purposes of this Section 2.6 shall have the meaning given such term in the Employment Agreement.

2.7 Notwithstanding anything in this Agreement to the contrary, in the event Employee’s employment with the Company is terminated for Cause, then any shares of Common Stock that have previously been issued to Employee hereunder, and all then-unvested PSUs (and any PSUs that have vested but with respect to which payment has not been made), shall automatically, without further action, notice, or deed, be forfeited, without payment of consideration therefor.

ARTICLE III
Payment of the PSUs

3.1 Payment of the earned and vested PSUs shall be made as soon as practicable after the PSUs have become earned and vested, but in no event later than March 15th of the calendar year after the calendar year in which the PSUs vest.

3.2 The vested PSUs shall be paid in cash or whole shares of Common Stock or a combination thereof, as determined by the Company.

3.3 If Employee dies prior to the payment of their earned and vested PSUs, any vested PSUs shall be paid to their beneficiary as designated or determined in accordance with the terms of the Plan.

ARTICLE IV
Miscellaneous

4.1 The Company may withhold from the Award, to the extent paid in Shares, the number of whole Shares of the Company’s common stock necessary to satisfy tax-withholding requirements attributable to the vesting of the PSUs, or the Company may require Employee to remit cash to the Company to satisfy such withholding. Notwithstanding the foregoing, it is Employee’s responsibility to properly report all income and remit all Federal, state, and local taxes that may be due to the relevant taxing authorities as the result of the vesting of this Award.

4.2 The terms of this PSU shall be adjusted as the Committee determines is equitable in the event the Company effects one or more stock dividends, stock split-ups, subdivisions or consolidations of shares or other similar changes in capitalization.

4.3 Whenever the term “Employee” is used in any provision of this Award under circumstances where the provision should logically be construed to apply to the executors, the administrators, or the person or persons to whom the PSUs may be transferred by will or by the laws of descent and distribution, the term “Employee” shall be deemed to include such person or persons.

4.4 Employee shall not be deemed for any purpose to be a shareholder of the Company in respect of any shares as to which the PSUs shall not have been earned, vested and paid in Common Stock.

4.5 Notwithstanding anything in this Agreement to the contrary, no Vesting Condition shall be achieved unless and until the Committee has determined that such Vesting Condition has been achieved. Nothing in this Award or otherwise shall obligate the Company to vest any of the PSUs, to permit the PSUs to be earned and vested other than in accordance with the terms hereof or to grant any waivers of the terms of this Award, regardless of what actions the Company, the Board or the Committee may take or waivers the Company, the Board or the Committee may grant under the terms of or with respect to any PSU now or hereafter granted to any other person or any other PSU granted to Employee.

4.6 Notwithstanding any other provision hereof, Employee shall not earn or vest in the PSUs granted hereunder, and the Company shall not be obligated to issue any shares to Employee hereunder, if the earning or vesting thereof or the issuance of such shares would constitute a violation by Employee or the Company of any provision of any law or regulation of any governmental authority. Any determination in this connection by the Company shall be final and binding. The Company shall in no event be obligated to register any securities pursuant to the Securities Act of 1933 (as the same shall be in effect from time to time) or to take any other affirmative action in order to cause the issuance of shares pursuant this PSU to comply with any law or regulation of any governmental authority.

4.7 The PSUs granted hereunder are not transferable by Employee otherwise than by will or the laws of descent and distribution. No assignment or transfer of the PSUs granted hereunder, or of the rights represented thereby, whether voluntary or involuntary, by the operation of law or otherwise (except by will or the laws of descent and distribution), shall vest in the assignee or transferee any interest or right herein whatsoever, but immediately upon any such assignment or transfer the PSUs shall terminate and become of no further effect.

4.8 This Award shall be governed by the laws of the State of Texas applicable to agreements made and performed wholly within the State of Texas (regardless of the laws that might otherwise govern under applicable conflicts of laws principles) and applicable federal law. All disputes arising under this Award shall be adjudicated solely within the State or Federal courts located within the State of Texas, Dallas County, and in accordance with the resolution provisions under the Agreement.

4.9 This Award, together with the Plan, sets forth a complete understanding between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings with respect thereto. Except as expressly set forth in this Award, the Company makes no representations, warranties or covenants to Employee with respect to this Award or its subject matter, including with respect to the current or future value of the shares subject to the PSUs. Any modification, amendment or waiver to this Award will be effective only if it is in writing signed by the Company and Employee. The failure of any party to enforce at any time any provision of this Award shall not be construed to be a waiver of that or any other provision of this Award. All determinations, interpretations, exercises of authority or other actions made by the Committee or Company with respect to the Award shall be taken or made by the Committee or Company, as applicable, in their sole and absolute discretion, and shall be final and binding on all persons.

4.10 This Award shall be administered and interpreted solely by the Committee or its delegated agent.

4.11 It is the intent that this Award comply in all respects with Rule 16b-3 under the Exchange Act and any related regulations. If any provision of this Award is later found not to be in compliance with such Rule and regulations, the provisions shall be deemed null and void. The provisions of the PSUs under this Award shall be executed in accordance with the requirements of Section 16 of the Exchange Act and regulations promulgated thereunder.

4.12 Subject to the limitations set forth herein, this Award shall be binding upon and inure to the benefit of the legatees, distributees, and personal representatives of Employee and the successors of the Company.

4.13 This Award is subject to the terms of any separate Clawback Policy maintained by the Company, as such Policy may be amended from time to time.

4.14 Employee hereby acknowledges receipt of a copy of the Plan and this Award, and that they have read and understand the terms and provisions of such documents, and accepts the PSUs subject to all of the terms and conditions of the Plan and the Award.

4.15 In the event of any conflict between the provisions of this Award and the provisions of the Plan as in effect from time to time, the provisions of the Plan, as in effect from time to time, shall govern.

4.16 Neither this Award nor the granting or vesting of PSUs shall confer upon the Employee any right with respect to continuance of employment by the Company or an Affiliate, nor shall it interfere in any way with the right of the Company or an Affiliate to terminate the Employee’s employment at any time.

4.17 This Award is intended to be exempt from Section 409A of the Code to the greatest extent possible, and otherwise is intended to comply with Section 409A of the Code, and the PSUs will be administered and interpreted in accordance with that intent. Each issuance of shares of Common Stock hereunder shall be considered a separate payment for purposes of Section 409A of the Code. The Company makes no representation or warranty that the PSUs are compliant with, or exempt from, Section 409A of the Code and shall have no liability to Employee or any other person if any amounts provided under this Award are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, Section 409A of the Code. To the extent that this Award and the PSUs hereunder are or become subject to the provisions of Section 409A of the Code, the Company and Employee agree that this Award may be amended or modified by the Company, without Employee’s consent, as appropriate to maintain compliance with the provisions of Section 409A of the Code. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Award during the six-month period immediately following the Employee’s separation from service shall instead be paid on the first business day after the date that is six months following the Employee’s separation from service (or, if earlier, the Employee’s date of death).

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Award as of the day and year first above written.

APPLIED DIGITAL CORPORATION

By:	/s/ Saidal Mohmand
Name:	Saidal Mohmand
Title:	Chief Financial Officer

Employee:

/s/ Wes Cummins
Wes Cummins

[Signature Page to Performance Stock Unit Award]